                       MANUFACTURING AND SUPPLY AGREEMENT


      THIS MANUFACTURING AND SUPPLY AGREEMENT (this "AGREEMENT") is entered into effective as of May 22, 2002 (the "EFFECTIVE DATE"), by and between Anabolic Laboratories, Inc., a California corporation ("ANABOLIC"), and Twin Laboratories Inc., a Utah corporation ("TWINLAB"), with such foregoing entities also referred to hereafter individually as a "PARTY," and collectively, as the "PARTIES."

      A. WHEREAS, Concurrent herewith, Anabolic, Twinlab and Health Factors International Inc., a Delaware corporation and wholly owned subsidiary of Twinlab ("HFI"), are consummating the transactions contemplated by that certain Asset Purchase Agreement, dated as of May 22, 2002, pursuant to which Anabolic is purchasing certain manufacturing assets of HFI;

      B. WHEREAS, Concurrent herewith, HFI and LeBruns, LLC, a Delaware limited liability company and affiliate of Anabolic ("LEBRUNS"), are consummating the transactions contemplated by that certain Real Estate Purchase and Sale Agreement dated as of May 22, 2002, pursuant to which LeBruns is purchasing the manufacturing facility of HFI located at 429 S. Siesta Lane, Tempe, Arizona 85281 inter alia; and

      C. WHEREAS, Twinlab desires to buy from Anabolic and Anabolic desires to manufacture, package and sell to Twinlab the Products (as defined in Section 1.8), under the terms and conditions of this Agreement.

      NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. DEFINITIONS.

      1.1 "AFFILIATES" shall mean with respect to any Person (defined below), any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

      1.2 "BRONSON LINE" shall mean that portion of Twinlab's line of dietary supplements and other products marketed under the Bronson trademark and set forth on Schedule A, as the same may be amended from time to time upon written request by Twinlab, subject to the provisions of this Agreement.

      1.3 "FDA" shall mean the United States Food and Drug Administration.

      1.4 "GOVERNMENTAL ENTITY" shall mean any court, arbitrator, federal, state, local or foreign government agency, regulatory body or other governmental authority.

      1.5 "IMPROVEMENTS" shall mean any and all developments, modifications, improvements, upgrades, enhancements or discoveries related to the Products, whether or not patenable.

      1.6 "KNOW-HOW" shall mean know-how, including, without limitation, methods, trade secrets, recipes, procedures, technical and proprietary information, research and development information, inventions (whether or not patentable), ideas, schematics, documentation, diagnostic aids, designs, discoveries, techniques, concepts, data, specifications, formulas, batch records, systems, diagrams, drawings, prototypes, samples, plans, reports, whether or not reduced to writing and any and all documentation related thereto.

      1.7 "PERSON" means an individual, corporation, limited liability company, partnership, trust, joint venture, association, organization, or other entity or group (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or any Governmental Entity.

      1.8 "PRODUCTS" shall mean the products set forth on Schedule A to be manufactured by Anabolic on behalf of Twinlab pursuant to this Agreement, as the same may be amended from time to time upon request by Twinlab, subject to the provisions of this Agreement.

      1.9 "PRODUCT LIABILITY" shall mean, with respect to any product produced or sold by any Party, any liability or obligation arising from any claim for personal injury, consumer redress, death, property damage or other losses or damages under a product liability, tort or other theory of liability, including, without limitation, any common law, statutory or equitable cause of action; and any liability or obligation for the recall, servicing, modification or enhancement of any Product.

      1.10 "TRADEMARKS" shall mean the Bronson trademark and any trademarks utilized as a product name as set forth in Schedule A, together with any other trademark identified on Schedule A.

      1.11 "APPLICABLE LAWS" shall mean current Good Manufacturing Practices (cGMPs) under NNFA guidelines or any cGMPs promulgated by the United States Food and Drug Administration ("FDA") as the same may be modified from time to time and any relevant federal, state or local United States laws, rules and/or regulations governing manufacturing facilities and manufacturing practices concerning dietary supplements, including the Food Drug and Cosmetic Act. In the event of a conflict between any cGMP's promulgated by the NNFA and FDA, the FDA's cGMP's shall be deemed to be applicable to this Agreement.

2.    MANUFACTURE, LABELING AND PACKAGING OF THE PRODUCTS.

      2.1 Exclusive Supply and Purchase of the Bronson Line. During the term of this Agreement, subject to the provisions hereof, Twinlab hereby appoints Anabolic as Twinlab's independent exclusive manufacturer of the Products set forth on Schedule A, with all the rights, privileges and obligations associated therewith, and Twinlab shall purchase all of its requirements for such Products from Anabolic. Anabolic agrees that all Products shall be manufactured exclusively at the manufacturing facility located at 429
S. Siesta Lane, Tempe, Arizona; provided, however, Anabolic may also manufacture Products at its facility located at 17802 Gillette Avenue, Irvine, California if Twinlab is provided with no less than thirty days notice of any election by Anabolic to shift the manufacture of any Products to the Irvine facility. Twinlab may also purchase products other than the Products from Anabolic and Anabolic shall supply such products at such times and in such quantities as mutually agreed by the Parties. The Parties acknowledge that certain Bronson brand products other than the Products may be manufactured by third parties (or Twinlab) and are not subject to this Agreement.

      2.2 Manufacturing Specifications. Anabolic shall manufacture the Products according to the manufacturing batch records, vendor/supplier, and quality control specifications provided by Twinlab, including amounts, procedures and the raw material, finished goods and analytical testing requirements for the manufacture of the Products, which specifications shall, unless amended by Twinlab in writing, be consistent with the specifications for the Products utilized by Twinlab as of the Effective Date and delivered by Twinlab to Anabolic upon the execution of this Agreement (the "SPECIFICATIONS"). Anabolic shall test each finished Product lot produced to assure compliance with the Specifications in accordance with the testing protocol set forth in the Specifications and shall produce, upon Twinlab's reasonable request, which request shall not be unreasonably denied, a copy of the actual test results for verification, including any batch records.

      2.3 Labeling Specifications. The Products shall include thereon a Bronson label in compliance with the labeling specifications for the Products delivered by Twinlab to Anabolic upon the execution of this Agreement (the "LABELING SPECIFICATIONS").

      2.4 Packaging. Anabolic shall package each of the Products in compliance with the packaging specifications for the Products delivered by Twinlab to Anabolic upon the execution of this Agreement (the "PACKAGING SPECIFICATIONS").

      2.5 Modifications. Any changes to the Labeling Specifications or Packaging Specifications shall be made only by Twinlab. All artwork for any amendment to the Labeling Specifications or Packaging Specifications shall be supplied to Anabolic at Twinlab's sole cost and expense and Twinlab shall reimburse Anabolic for any unused labels or packaging materials that the Parties determine cannot be used following the implementation of a requested modification.

      2.6 Discontinued Products. In the event Twinlab discontinues any of the Products, Twinlab shall reimburse Anabolic for its costs for any unused labels, packaging materials or work in process that cannot be utilized following such discontinuation.


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3. PRICING, MINIMUMS AND PAYMENT TERMS.

      3.1 Purchase Price.

            (a) The purchase price for the Products purchased under this Agreement shall be those set forth on Schedule B attached hereto, which are F.O.B. Anabolic's manufacturing facility (each, a "PURCHASE PRICE"). The price per unit shall be inclusive of the cost of purchasing the raw materials, manufacturing the Product, supplying the bottles, lids, labels, and other packaging, procuring and other costs relating to manufacturing and packaging in accordance with this Agreement.

                  (i) During the Initial Term, from time to time, the Purchase Price shall be adjusted for any incremental costs directly related to the manufacture of the Products solely as a result of (A) requests by Twinlab, including changes in the Specifications or Labeling Specifications, or (B) after the first twelve months of the Initial Term solely as a result of an increase or decrease in the price of raw materials used in the Products in excess of 5% from the price as of the date hereof. In such an event, the Purchase Price shall be increased or decreased such that the Purchase Price shall reflect such incremental costs plus a 27% gross margin to Anabolic in respect of such incremental costs.

            Any other changes in any Purchase Price must be mutually agreed upon by the Parties in writing.

            (b) Unless otherwise specified or required by law, each Purchase Price is exclusive of federal, state, or local excise, sales, or other similar taxes, if any. Any such taxes applicable to the Products purchased by Twinlab shall be additional items on invoices and shall be payable by Twinlab to Anabolic.

      3.2 Minimum Purchases.

            (a) During the first twelve months of the Initial Term (as defined in Section 9.1), Twinlab shall place purchase orders with Anabolic for the delivery of Products with an aggregate Purchase Price of $5,200,000.

            (b) During the final six months of the Initial Term, Twinlab shall place purchase orders with Anabolic for the delivery of Products with an aggregate Purchase Price of $2,600,000; provided, however, that if Twinlab fails to place purchase orders for such minimum amount of the Products during such six month period, the Initial Term shall automatically be extended for an additional three months during which time Twinlab shall satisfy its obligation to place purchase orders for the minimum aggregate Products described in this Section 3.2(b). Upon the placement of purchase orders aggregating $7,800,000 and the purchase of the products included therein (the "PURCHASE OBLIGATION"), Twinlab may elect to terminate this Agreement in accordance with Article 9 of this Agreement.

            (c) To satisfy the Purchase Obligation, the Products purchased by Twinlab from Anabolic under this Agreement may be Products or other dietary supplements sold by

Parent or its Affiliates, subject to agreement by the Parties as to the specifications and pricing for any alternative products. The parties acknowledge that any non-Bronson brand products manufactured by Anabolic for Parent shall be priced to provide a 27% gross margin to Anabolic.

      3.3 Payment Terms. Anabolic shall prepare and submit invoices with each shipment of the Products showing Twinlab's Purchase Order number and set forth separately: (a) a description of the Products; (b) the quantity delivered; and
(c) the unit price. Payment terms are net thirty (30) days after receipt of shipment, unless any or all of the Products are returned due to failure to meet the quality control provisions of this Agreement; however, if only part of the Purchase Order is returned due to such a failure then the balance of the Purchase Order shall be due and payable according to the terms hereof. If Twinlab fails to pay the invoices within such time, such failure shall constitute a request for deferment of shipment of additional Products, and if Anabolic fails to receive payment in full within 30 days after Twinlab receives written notice that the invoice is past due, and the Products shipped are in compliance with the terms hereof, Anabolic shall be entitled to exercise its termination rights under Article 9. Each shipment shall constitute an independent transaction and Twinlab shall pay for such shipment in accord with the specified payment terms. With respect to any payment past due under this
Section 3.3, Anabolic reserves the right to charge interest at the rate of one and one half percent (1.5%) per month or, if less, the highest amount permitted by law, from the date when any payment was due until payment in full, with interest, is made. In the event of a material adverse change to Twinlab's credit rating, Anabolic may make reasonable modifications to the payment terms set forth in this Agreement.

4.    FORECAST, PURCHASE AND SUPPLY.

      4.1 Forecast. Throughout the term of this Agreement, Anabolic shall plan and execute the production of products through a vendor managed inventory program. Anabolic shall prepare, on a monthly basis, a forecast schedule of the Products to be produced by Anabolic during the forthcoming four month period based upon Anabolic's good faith estimate of Twinlab's expected purchases of the Products during that period (the "SCHEDULE"). The Schedule shall be based on Twinlab's historical need for the Products and sales history. The Schedule shall be provided to Twinlab no later than twenty business days prior to the start of the period to which the four-month production schedule applies. Twinlab will provide written notice of its approval of the Schedule or any required modifications to Anabolic no later than ten business days prior to start of the month for which the Schedule applies. In the event Twinlab does not expressly request a schedule modification in accordance with this paragraph, Anabolic may produce the Products in accordance with the proposed Schedule.

      4.2 Purchase Orders. No later than five business days after approval of a Schedule, Twinlab shall issue a firm purchase order in the format set forth as
Exhibit 4.2, the form and content of which are incorporated herein by reference (the "PURCHASE ORDER"), which Purchase Order shall state the quantities and desired delivery date for the Products, and the delivery location for the Products Twinlab shall require for the subject month. Anabolic shall acknowledge and confirm receipt of each Purchase Order within seven days of receipt. To the extent of any conflict or inconsistency between the term of this Agreement and any other document delivered by Twinlab, this Agreement shall govern. Twinlab may cancel any Purchase

Order at any time prior to receipt of an acknowledgement and acceptance of such Purchase Order by Anabolic. In the event of cancellation of a Purchase Order after acceptance by Anabolic, any portion of the raw materials or work in process applicable to such Purchase Order that can be used to satisfy a subsequent Purchase Order issued within sixty (60) days of such cancellation shall be applied against the purchase price for that subsequent Purchase Order. If a subsequent Purchase Order for the Products at issue is not issued within sixty (60) days of such cancellation, Anabolic will, upon written request from Twinlab, deliver all raw materials and work in process, to Twinlab in the same manner as Products are delivered, and Twinlab shall reimburse Anabolic for the cost of any raw materials, work in process and any manufacturing costs incurred in connection with such cancelled Purchase Order. The costs associated with such a cancelled Purchase Order shall not constitute any part of the Purchase Obligation. Unless mutually agreed, Purchase Orders shall be for a minimum batch size of 50,000 dosage units.

      4.3 Shipment Dates. Anabolic shall use commercially reasonable efforts to ship Product at the shipment time set forth in the Purchase Order, which shall be no earlier than forty-five (45) days from the date of the Purchase Order. Notwithstanding the above, in the event of a need for the production of any Products to be expedited due to consumer demand, upon written notification from Twinlab, Anabolic shall utilize its commercially reasonable efforts to meet any production needs of Twinlab requiring less than 45 days notice. In the event Anabolic determines that it will be unable to ship any of the Products by the date specified in a Purchase Order, Anabolic shall promptly notify Twinlab of an expected late shipping date. Anabolic shall use commercially reasonable efforts, including the use of overtime, to make any late shipping within 14 days after the originally-scheduled shipping date and if such shipment cannot be made within such time, Twinlab may cancel such Purchase Order, with such Purchase Order being counted toward the Purchase Obligation under Section 3.2.

      4.4 Shipment Terms. Title to, ownership of and risk of loss or damage to each shipment of the Products shall pass to Twinlab F.O.B. Anabolic's facility in Tempe, Arizona or Irvine, California. To ship the Product, Twinlab shall select a carrier of national reputation who shall be deemed an agent of Twinlab. Such shipment of the Products shall be at Twinlab's sole cost and expense. Such shipment shall be delivered to the Twinlab facility designated in the Purchase Order; provided, however, Anabolic shall not be required to deliver to Twinlab's customers. Insurance for the Products during shipment will be the sole responsibility of Twinlab.

      4.5 Acceptance. Twinlab shall have fourteen (14) days from the date the Products are received at Twinlab's warehouse to inspect the Products in accordance with its standard operating procedure applicable to the receipt of finished goods into inventory. Twinlab will provide notice to Anabolic of the rejection of any Product that Twinlab determines through such procedure does not meet the Specifications, is not the quantity ordered (subject to an overage/underage of 10%), does not comply with Applicable Laws, does not have a certificate of analysis delivered within three (3) days of the receipt of the corresponding shipment, or is damaged or has other visible defects. Twinlab's notice shall state the reasons for such rejection. Except as set forth below, if Twinlab does not deliver such written notice to Anabolic within three business days after the fourteen day notice period, Twinlab shall be deemed to have accepted the Products. No notice of rejection under this Section 4.5 relieves Twinlab of its risk of loss for Products during shipment. Twinlab's acceptance of the Products shall not preclude it from making claims with respect to a breach of any of the representations and warranties set forth in Section 6.1 that was not discovered during the inventory inspection process. Anabolic shall have the right to review or inspect any rejected Product. Within one month after acceptance of a notice of rejection by Twinlab, Anabolic shall reimburse Twinlab for the Product Price and the transportation expenses incurred by Twinlab for Product rejected for failure to meet the Specifications, excess quantity returned to Anabolic or damages resulting from the actions or omissions of Anabolic, or replace such rejected Product, based on the preference of Twinlab. Anabolic will pay the cost of freight and insurance for such replacement Products.

      4.6 Failure to Supply. Failure by Anabolic, for any reason other than as set forth in Section 8.4, to ship to Twinlab at least 90% of the total Products and at least 50% of any individual Product ordered in a Purchase Order by the scheduled shipping date, in accordance with Section 4.3 hereof (including the 14 day grace period specified therein), shall constitute an event of partial nonperformance ("PARTIAL NONPERFORMANCE"). If Anabolic: (a) fails, for any reason other than as set forth in Section 8.4, to ship to Twinlab at least 75% of the total Products ordered in a Purchase Order by the scheduled shipping date, in accordance with Section 4.3 hereof (including the 14 day grace period specified therein) and does not cure such failure to ship the Products within 15 days from the date of written notice of non-performance from Twinlab; or (b) breaches this Agreement for Partial Nonperformance three or more times during any six month period (each a "SUBSTANTIAL NONPERFORMANCE"), Twinlab shall have the right to terminate this Agreement in accordance with the provisions of
Article 9. Notwithstanding anything to the contrary contained in this Agreement, in the event of any occurrence of Partial or Substantial Nonperformance, Twinlab may order the balance of the Products ordered in the corresponding Purchase Order from any other source.

      4.7 Anabolic shall provide a weekly schedule of work in process for each of the Products to Twinlab via e-mail.

      4.8 At Twinlab's reasonable request, Anabolic will provide Twinlab from time to time, at no additional cost, proof of raw materials purchased for manufacturing the Products, together with a copy of the certificate of analysis for all ingredients, as received from the ingredient suppliers. This provision shall not relieve Anabolic of its testing responsibilities as set forth within the Specifications.

5.    LICENSE AND OWNERSHIP OF INTELLECTUAL PROPERTY.

      5.1 Trademark License Grant. Subject to the terms and conditions of this Agreement, Twinlab grants to Anabolic a royalty-free license to use, reproduce, and display the Trademarks solely in connection with the manufacturing and labeling rights granted in Article 2 hereof.

      5.2 Know-How License Grant. Subject to the terms and conditions of this Agreement, Twinlab grants to Anabolic a royalty-free license to use the Know-How and any Twinlab Improvements related to the Products solely in connection with the manufacture, packaging and labeling of the Products during the Initial Term or any extension thereof.

      5.3 Ownership of Trademarks. Subject to the license granted by Twinlab in this Article 5, Twinlab shall have sole and exclusive ownership of, and all right, title, and interest in and to the Trademarks. Anabolic shall not challenge Twinlab's rights in the Trademarks in any forum and all goodwill associated therewith shall be for the benefit of Twinlab.

      5.4 Ownership of Know-How. Subject to the license granted by Twinlab in this Article 5, Anabolic acknowledges that it has no rights in the Know-How related to the Products, all of which shall be the sole property of Twinlab. Twinlab acknowledges and agrees that Anabolic researches, develops, manufactures and commercializes products similar to the Products and employs manufacturing processes and other information that is similar to the Know-How.

      5.5 Ownership of Improvements. All right, title and interest in and to any Improvements developed independently by a Party shall be owned solely by that Party. All right, title and interest in any Improvements jointly developed by the Parties shall be owned jointly by the Parties and each Party will be free to exploit any jointly developed Improvements after the expiration or termination of this Agreement without the permission of the other Party and without any obligation to the other Party.

6.    REPRESENTATIONS AND WARRANTIES.

            6.1 Anabolic's Representations and Warranties. Anabolic represents, warrants and covenants to Twinlab with respect to each shipment of Products as follows:


            (a)   With respect to each delivery of the Products:

                  (i) at the time of shipment by Anabolic, the Products sold in such shipment shall meet the Specifications, the Labeling Specifications and the Packaging Specifications, in all material respects, shall be free from any material defect in material or workmanship and shall be manufactured from quality raw materials (e.g. USP or USP equivalent, if applicable);

                  (ii) Anabolic shall have good and marketable title to the Products sold in such shipment, and all such Products shall be free from any liens or encumbrances of any third party; and

                  (iii) the Products delivered in such shipment shall have been manufactured and packaged in all material respects in conformity with all Applicable Laws, except to the extent the Specifications, Labeling Specifications or Packaging Specifications conflict with Applicable Law.

            (b) Anabolic has or will have, prior to production of the Products, all material licenses, permits, certificates, franchises, authorizations and approvals required to be issued or granted by any United States Governmental Entity, by any law, rule or regulation which must be obtained or satisfied by Anabolic in connection with the, manufacture, packaging and sale of the Products to Twinlab.

            (c) All representations and warranties set forth in this Section 6.1 shall survive inspection, testing and acceptance, use and resale by Twinlab and shall remain in effect through, including and following resale to and consumption by consumers, unless Twinlab shall have, prior to distribution of the Product, actual knowledge that the Product does not conform to the Specifications and/or Applicable Laws.


      6.2 Twinlab's Remedy for Breach. Anabolic's sole responsibility, and Twinlab's sole remedy, for a breach by Anabolic of the representations contained in Section 6.1 shall be to (i) replace any defective Products within 30 days of receipt of such rejected Products, at Anabolic's sole cost and expense, including delivery and related charges or (ii), if the number of defective Products is immaterial in amount, to credit Twinlab's account for such defective Products. Nothing contained in this Article 6 shall limit or otherwise modify Twinlab's rights and remedies under Articles 7 or 9 hereof. Upon written notice to Anabolic that Twinlab is alleging a breach of Anabolic's representations and warranties contained in Section 6.1 with respect to certain Products, Anabolic shall have 14 days to inspect such Products to confirm that any alleged defect exists and that such defect was due to a breach by Anabolic of its representations and warranties contained in Section 6.1. If the Parties, after discussions in good faith, do not agree on the existence or timing of the alleged defects, the matter shall be referred to arbitration in accordance with the provisions of Section 10.12 to determine whether a breach of Anabolic's representations and warranties has occurred.

      6.3   Disclaimer of Additional Representation.

            (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANABOLIC MAKES NO WARRANTIES, EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR ARISING BY PERFORMANCE, COURSE OF DEALING, CUSTOM OR USAGE, AS TO ANY MATTER WHATSOEVER INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON, INCLUDING EMPLOYEES OR REPRESENTATIVES OF ANABOLIC, WHICH ARE INCONSISTENT HEREWITH SHALL BE DISREGARDED BY TWINLAB AND SHALL NOT BE BINDING UPON ANABOLIC UNLESS AGREED UPON IN WRITING.

            (b) IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF USE OR REVENUE OR PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT.

7.    INDEMNIFICATION.

      7.1 Indemnification by Twinlab. Twinlab shall defend, indemnify, and hold harmless Anabolic and its Affiliates, and their respective directors, officers, employees, shareholders and agents (collectively "ANABOLIC INDEMNITEES") from and against any and all claims, losses, liabilities, damages (including, any punitive, exemplary or special damages provided by law) costs, obligations, assessments, penalties and interest, demands, actions, and expenses, whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting, and other expenses for investigating or defending any actions or threatened actions) (the "LOSSES"), which any Anabolic Indemnitee may suffer or incur by reason of:

            (a) any third party claim of infringement or misappropriation of any patent, copyright, trademark, trade secret, confidential information, or other intellectual property right arising out of, related to, or in connection with the manufacture, sale, use, or import of the Products or other products manufactured by Anabolic pursuant to this Agreement (except as described in Section 7.2(a)); or

            (b) any third party claim of harm or injury arising out of, related to, or in connection with a Recall (as defined in Section 8.6 below) or the manufacture, sale, use, or import of the Products or other products manufactured by Anabolic pursuant to this Agreement, including without limitation any Product Liability, arising from any Products or other products manufactured by Anabolic pursuant to this Agreement (except as described in Section 7.2(b)).

      7.2 Indemnification by Anabolic. Anabolic shall defend, indemnify, and hold harmless Twinlab and its Affiliates and their respective directors, officers, employees, shareholders and agents (collectively "TWINLAB INDEMNITEES") from and against any and all Losses, which any Twinlab Indemnitee may suffer or incur by reason of:

            (a) any third party claim of infringement or misappropriation of any patent, copyright, trademark, trade secret, confidential information, or other intellectual property right arising out of, related to, or in connection with the manufacture, sale, use, or import of the Products or other products manufactured by Anabolic pursuant to this Agreement only to the extent the infringement or misappropriation is attributable to Anabolic's deviation from the Specifications, Labeling Specifications or Packaging Specifications; or

            (b) any third party claim of harm or injury arising out of, related to, or in connection with a Recall or the manufacture, sale, use, or import of the Products or other products manufactured by Anabolic pursuant to this Agreement only to the extent the harm or injury is attributable to Anabolic's deviation from the Specifications, Labeling Specifications or Packaging Specifications.

      7.3 Indemnification Procedures. The indemnification provisions in this
Article 7 are contingent upon: (a) the indemnified Party notifying the indemnifying Party in writing of any claim which may give rise to a claim for indemnification hereunder; (b) the indemnifying Party being allowed to control the defense and settlement of such claim; and (c) the indemnified Party cooperating with all commercially reasonable requests of the indemnifying Party (at the indemnifying Party's sole cost and expense) in defending or settling a claim. The indemnified Party shall have the right, at its sole option and expense, to participate in the defense of any suit or proceeding through a counsel of its own choosing.

      7.4 Survival of Obligations. The obligations of the Parties under this
Article 7 shall survive the termination or expiration of this Agreement.

8.    ADDITIONAL COVENANTS OF THE PARTIES.

      8.1   Insurance.

            (a) Anabolic shall maintain policies of general liability insurance, with contractual and product liability coverage with aggregate limits which are commercially reasonable but in no event less than $5,000,000 per occurrence. Such insurance policies shall name Twinlab as an additional insured thereunder with respect only to the Products. Anabolic shall furnish to Twinlab a certificate of insurance, which certificate shall evidence the foregoing coverage and limits and the insurer's agreement to notify Twinlab in writing of any proposed cancellation of such policies at least 30 days before any such cancellation is to be effective.

            (b) Twinlab shall maintain policies of general liability insurance, with contractual and product liability coverage with aggregate limits which are commercially reasonable but in no event less than $5,000,000 per occurrence. Such insurance policy shall name Anabolic as an additional insured thereunder with respect only to the Products. Twinlab shall furnish to Anabolic a certificate of insurance, which certificate shall evidence the foregoing coverage and limits and the insurer's agreement to notify Anabolic in writing of any proposed cancellation of such policies at least 30 days before any such cancellation is to be effective.

            (c) The insurance coverage required under this Section 8.1 shall be carried during the term of this Agreement and for five years following termination or expiration of the Agreement. Such insurance shall be with insurance companies licensed to do business in Arizona, and the insurers shall have a Bests Insurance Rating of at least A.

      8.2 Changes to Specifications, Methods of Analysis or Manufacturing Process. In the event Twinlab desires to change the Specifications, or in the event Twinlab or Anabolic is required to change the Specifications pursuant to applicable laws or in response to the order of any Governmental Entity, the following provisions shall apply:

            (a) the requesting Party shall promptly advise the other Party in writing of such change to the Specifications and Anabolic shall promptly advise Twinlab as to any scheduling adjustments that may result from such change; and

            (b) Anabolic shall cooperate with Twinlab in good faith to implement all changes to the Specifications as soon as practicable after notice thereof.

      8.3 Confidentiality.

            (a) To protect certain confidential information which may be disclosed between the Parties, both Parties agree that any confidential information such as, but not limited to, technical records, manufacturing processes, product specifications, trade secrets, data, drawings, supplier lists or other confidential documents disclosed by one Party to the other under this Agreement ("CONFIDENTIAL INFORMATION") shall not (1) be used by the receiving Party except as authorized under this Agreement, or (2) disclosed to any third parties, without the express prior written consent of the disclosing Party.

            (b) Confidential Information shall be treated with the same degree of care by the receiving Party, as such Party treats and protects its own Confidential Information, but in no event shall the receiving Party use less than reasonable diligence and effort in protecting the disclosing Party's Confidential Information. The disclosing Party shall retain all rights to Confidential Information disclosed to the other Party.

            (c) Confidential Information shall not include any information which:

                  (i) is known to or is documented to be in the possession of the receiving Party prior to transmission by the disclosing Party;

                  (ii) becomes available to the receiving Party from a source other than the disclosing Party or is in or passes into the public domain other than by breach of any obligation to the disclosing Party;

                  (iii) is developed independently by the receiving Party as shown by its written records prior to transmission by the disclosing Party;

                  (iv) is authorized to be disclosed by the disclosing Party;

                  (v) is required to be disclosed by applicable judicial or administrative orders or applicable laws, rules, or regulations, but only after prompt prior notice of the required disclosure is given to the disclosing Party in order to seek a protective order or similar order with respect to such Confidential Information and the disclosing Party discloses only the minimum Confidential Information required to be disclosed in order to comply with the request, and only to the extent of such required disclosure.

            (d) This provision does not apply to any disclosure by either Party of Confidential Information of the other Party to its own subsidiaries or parent companies, provided that such entities are bound to maintain such information in confidence and not use the Confidential Information or disclose it to third parties except in accordance with this Agreement.

            (e) Each Party's obligations under this Section 8.3 are of a special and unique character which gives them a peculiar value and each Party agrees that the other Party cannot be reasonably or adequately compensated in damages in an action at law in the event a Party breaches such obligations. Therefore, each Party expressly agrees that the other Party shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach or threatened breach of the obligations contained herein in addition to any other rights or remedies which the Party may possess under applicable law.

            (f) The Parties shall upon request cooperate in efforts seeking to enjoin the subsequent wrongful disclosure of Confidential Information by third parties to whom such information was disclosed by a receiving Party hereunder.

      8.4 Force Majeure.

            (a) The failure of either Party to perform the terms of this Agreement in whole or in part shall be excused if such failure is the result of causes beyond such Party's reasonable control, including, without limitation, acts of God, flood, earthquake, wind and lightning, insurrections, riots, war and warlike operations, terrorist activities, civil commotion, fires, explosions, accidents, work stoppages, raw material shortages, the acts or orders of any Governmental Entity, acts of the public enemy, epidemics, and laws or regulations or restrictions of any Governmental Entity.

            (b) If performance of this Agreement is excused pursuant to Section 8.4(a) hereof, the Party thus excused shall use reasonable efforts to avoid, remove, and correct the circumstances which caused the failure to perform, and the Party excused from performance shall resume performance with the utmost dispatch when such circumstances are avoided, removed or corrected.

            (c) If the circumstances of force majeure last longer than 60 days, the Party which has not declared the force majeure shall have the right to cancel this Agreement upon 30 days prior written notice to the other Party.

      8.5 Right of Inspection. Twinlab and its agents shall be entitled, upon reasonable notice to visit any and all manufacturing facilities at which the Products are manufactured, processed, or assembled, during normal business hours and at a time and manner that will not unreasonably disrupt Anabolic's operations. Twinlab shall also be entitled to inspect, review, and copy all relevant records, documents and files, in hardcopy, relating to the Products, their manufacture, and analysis, and to inspect and review all samples of the Products. Anabolic shall additionally make available accurate and complete hard copies of all such records existing as electronic files. The purpose of such inspections is to determine Anabolic's compliance with the Specifications or Applicable Laws. If, upon such inspection, Twinlab or its agents reasonably conclude that Anabolic has failed to comply with Applicable Laws or the Specifications, Twinlab shall give notice of any shortcomings to Anabolic, who shall have thirty (30) days or such other time period reasonably necessary, as the Parties in good faith shall agree, to remedy such shortcomings. In the event that the shortcomings are not remedied within the thirty (30) day period or such other time as is reasonably necessary and agreed upon by the Parties in good faith, the matter shall be referred to arbitration in accordance with the provisions of Section 10.12 to determine whether a breach of this Agreement has occurred.


      8.6. Product Recall.

            (a) Each Party shall keep the other promptly and fully informed of any notifications or other information, whether received directly or indirectly, which might affect or relates to the safety of the Products or might result in the recall or seizure of any of the Products.

            (b) In the event either Party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or similar action with respect to any of the Product sold by Anabolic to Twinlab or its Affiliates under this Agreement (a "RECALL"), Anabolic and Twinlab shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any Products shall be made by Twinlab; provided, however, that Anabolic shall not be prohibited hereunder from taking any action, including, without limitation, initiating a Recall, that is required by a Governmental Entity. Twinlab shall bear all costs and expenses in connection with any such Recall; provided, however, that Anabolic shall reimburse Twinlab for all costs and expenses incurred by Twinlab and the Purchase Price of the Products recalled to the extent the Recall is attributable to Anabolic's breach of its representations or warranties contained in this Agreement.

      8.7 Regulatory Approvals. At Twinlab's sole cost and expense, Twinlab shall be responsible for obtaining all United States and foreign regulatory approvals required for the marketing and sale of the Products, including, without limitation, those required by the FDA; provided, however, that Anabolic shall provide to Twinlab such information and performance data concerning the Products as may reasonably be necessary to assist Twinlab in obtaining such approvals. Anabolic shall maintain all United States and local regulatory approvals required for the manufacturing of the Products.

9.    TERM AND TERMINATION.

      9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 9.2 hereof, shall continue for a period of 18 months, unless automatically extended pursuant to Section 3.2(b) hereof (the "INITIAL TERM"). Unless this Agreement has been terminated earlier pursuant to the terms hereof, no later than 60 days prior to the expiration of the Initial Term, the Parties shall meet to discuss the possible continuation of this Agreement for a subsequent term of 18 months.

      9.2 Early Termination.

            (a) This Agreement may be terminated: (i) by mutual written agreement of the Parties; (ii) by Twinlab upon Twinlab's satisfaction of the Purchase Obligation, or (iii) by either Party upon the occurrence of (A) (except as provided in Section 4.6), a breach of the representations, warranties or covenants contained in this Agreement by the other Party which breach, if capable of cure, is not cured within 30 days after receipt of written notice thereof, unless a shorter period is provided herein, or (B) any act by or against the other Party of liquidation, bankruptcy, insolvency, receivership, or assignment for the benefit of creditors or other action for the protection of creditors of such other Party. Any early termination of this Agreement pursuant to Section 9.2(a)(ii) shall not relieve the Parties of their commitment to discuss an extension of the Term under Section 9.1.

      9.3 Effect of Termination.

            (a) Upon the expiration of this Agreement or termination of this Agreement by Twinlab pursuant to the terms of this Agreement, Twinlab shall be entitled to request delivery and Anabolic shall deliver, according to the terms of this Agreement, the Products covered by any Purchase Orders accepted but unfulfilled as of the date of termination or expiration.

            (b) Upon the termination of this Agreement by Anabolic pursuant to
Section 9.2(a)(iii) of this Agreement, Twinlab shall purchase at Anabolic's cost all raw materials, labeling, work-in-process and other inventory held by Anabolic for the manufacture and packaging of the Products, provided that levels of such inventory are not materially inconsistent with the forecasts delivered pursuant to Section 4.1 or the requirements requested by Twinlab. Upon the termination of this Agreement or any extension thereof, regardless of the cause thereof, the Parties shall abide by and uphold any rights or obligations accrued, or existing on, the date of such termination. The Parties shall continue to cooperate with each other to carry out an orderly conclusion of their relations. In particular, Anabolic shall return to Twinlab any Confidential Information relating to the Products, including without limitation the manufacturing processes, standard operating procedures, test procedures, retention samples, records, the Specifications, batch records and any other Know-How related to the Products.

            (c) Any termination or expiration of this Agreement shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability for breach of any representations, warranties, or past obligations under this Agreement or any future obligations which survive termination or expiration of this Agreement.

            (d) Notwithstanding anything contained herein to the contrary, upon termination of this Agreement due to a material breach by Twinlab or pursuant to
Section 9.2(a)(iii)(B), all amounts due to Anabolic pursuant to this Agreement, shall become immediately due and payable, including without limitation, if Twinlab has not fulfilled the Purchase Obligation, Twinlab shall pay Anabolic 27% of the shortfall in such Purchase Obligation (equal to the Purchase Obligation less Twinlab's actual purchases under this Agreement through the date of termination). These payments shall be Twinlab's sole liability to Anabolic for any such breach. Upon termination of this Agreement by Twinlab because of a material breach of this Agreement by Anabolic pursuant to Section 9.2(a), Twinlab's sole liability shall be for the payment of (i) the Purchase Price of conforming Products and work in process already shipped against validly issued Purchase Orders, and (ii) the Purchase Price of conforming Products already produced, but not yet shipped, against validly issued Purchase Orders. Nothing contained in this Section 9.3(d) shall limit or otherwise modify the Parties' respective rights and remedies under Article 7 hereof.

            (e) Except as expressly set forth herein, the Parties agree that termination of this Agreement shall be in addition to and not in lieu of any other remedies that may be available at law or in equity or which are provided for elsewhere in this Agreement, including the right of a non-breaching party to seek injunctive relief pursuant to Section 10.12(g) of this Agreement.

      9.4 Survival. Any rights of Anabolic to payments accrued through termination or expiration of this Agreement, Articles 3, 6, 7, 9, and 10 and Sections 5.3, 5.4, 8.1, 8.3, 8.6, and 8.8 hereof shall survive the termination or expiration of this Agreement.

10.   MISCELLANEOUS.

      10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) upon personal delivery, (ii) three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, (iii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile and followed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 10.1:

         If to Anabolic:             Steven R. Brown
                                     President
                                     Anabolic Laboratories, Inc.
                                     17802 Gillette Avenue
                                     Irvine, CA 92614
                                     Telephone:  (949) 863-0340
                                     Fax:  (949) 261-2928

         With a copy to:             Timothy J. Kay
                                     Gibson, Dunn & Crutcher LLP
                                     4 Park Plaza, Suite 1700
                                     Irvine, CA  92614
                                     Telephone:  (949) 451-3800
                                     Fax:  (949) 451-4220

         If to Twinlab:              Ross Blechman
                                     Chief Executive Officer and President
                                     Twin Laboratories Inc.
                                     150 Motor Parkway
                                     Hauppauge, NY 11788
                                     Telephone:  (631) 467-3140
                                     Fax:  (631) 630-3484

         With a copy to:             Howard A. Sobel
                                     Latham & Watkins
                                     885 Third Avenue, Suite 1000
                                     New York, NY  10022-4802
                                     Telephone:  (212) 906-1200
                                     Fax:  (212) 751-4864

      10.2 Assignability and Parties in Interest. This Agreement and the rights, interests or obligations hereunder may not be assigned by any of the parties hereto (by operation of law or otherwise), except that Twinlab may assign its rights and obligations under this Agreement in whole or in part to any Affiliate or Affiliates of Twinlab or any successor to all or substantially all of the business or assets of Twinlab. This Agreement shall inure to the benefit of and be binding upon Anabolic, Twinlab and their respective permitted successors and assigns. Nothing in this Agreement will confer upon any Person not a Party to this Agreement, or the legal representatives of such Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

      10.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to its conflicts of laws principles or rules which would require the application of the law of any other jurisdiction.

      10.4 Venue. Any civil action or other legal proceeding brought by Twinlab arising out of or relating to this Agreement shall be brought in the courts of record of the State of New York in New York County or the United States District Court, Southern District of New York. Anabolic consents to the jurisdiction of such court in any such civil action or other legal proceeding and waives any objection to the laying of venue of any such civil action or other legal proceeding in such court. Any civil action or other legal proceeding brought by Anabolic arising out of or relating to this Agreement shall be brought in the courts of record of the State of California in Orange County or the United States District Court, Central District of California. Twinlab consents to the jurisdiction of such court in any such civil action or other legal proceeding and waives any objection to the laying of venue of any such civil action or other legal proceeding in such court.

      10.5 Counterparts. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any Party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

      10.6 Public Announcements. No Party may, or may permit its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party. Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the Party proposing to issue the same, such Party shall consult in good faith with the other Party as far in advance as practicable to the issuance of any such press release or announcement.

      10.7 Complete Agreement. This Agreement, the exhibits and schedules hereto (which are incorporated herein by this reference) contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

      10.8 Modifications, Amendments and Waivers. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any of the rights of remedies, at law or equity, of the Party entitled to the benefit of such provisions unless made in writing and executed by the Party entitled to the benefit of such provision. The waiver by any Party of any right under this Agreement or to a remedy for the breach of any of the provisions herein shall not operate nor be construed by the breaching Party as a waiver of the non-breaching Party's remedies with respect to any other or continuing or subsequent breach.

      10.9  Interpretation.

            (a) Headings; References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to Articles, Sections, Schedules and Exhibits refer to the referenced Articles, Sections, Schedules or Exhibits hereof unless otherwise specified.

            (b) Construction. In this Agreement, unless a clear contrary intention appears, the words "includes" means "includes, but is not limited to", and "or" is used in the inclusive sense of "and/or". This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

      10.10 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, as to that jurisdiction, such provision shall be deemed amended to the extent required to make it valid, legal and enforceable, and to the extent that the rights or obligations of the parties under this Agreement will not be materially and adversely effected thereby, such amended provision and the remaining provisions of this Agreement will remain in full force and effect in such jurisdiction and shall not render that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

      10.11 Expenses of Transactions. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred by Anabolic in connection with the transactions contemplated by this Agreement shall be borne by Anabolic, and all fees, costs, and expenses incurred by Twinlab in connection with the transactions contemplated by this Agreement shall be borne by Twinlab.

      10.12 Arbitration.

            (a) Any controversy or claim between the parties, whether based on contract, tort, statute or other legal or equitable theory arising out of or related to this Agreement (including any amendments or extensions) or the breach or termination hereof or any right to indemnity hereunder (each, a "DISPUTE") shall be settled by arbitration in accordance with arbitration terms and procedures set forth herein.

            (b) Without in any way limiting subsection (a) above, each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising between them out of or relating to this Agreement or the actions or any of them in the negotiation, administration, performance and enforcement thereof.

            (c) All Disputes submitted to arbitration shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with, and in the following order of priority, the following procedural rules: (i) the terms of these arbitration provisions; (ii) the Commercial Arbitration Rules of the AAA; (iii) the Federal Arbitration Act (Title 9 of the United States Code); and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of New York. The validity and enforceability of these arbitration provisions shall be determined in accordance with this same order of priority. In the event of any inconsistency between these arbitration provisions and such rules and statutes, these arbitration provisions shall control. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction thereof.

            (d) Either Party may invoke arbitration (the "DISPUTING Party") by providing notice to the other Party (the "OTHER PARTY") in which the Disputing Party shall specify the Dispute in reasonable detail, request arbitration and designate an arbitrator (the "DISPUTE NOTICE"). Within ten Business Days of receipt of the Dispute Notice, the Other Party shall designate one arbitrator. The Disputing Party's arbitrator and the Other Party's arbitrator shall select the third arbitrator. Such three arbitrators shall constitute the "ARBITRATION PANEL". If the Other Party fails or refuses to select an arbitrator within the specified ten Business Day period, the Party's arbitrator shall be the single arbitrator to resolve the Dispute. The arbitrator (or the Arbitration Panel, acting by majority vote, as appropriate) shall resolve all Disputes. If a Dispute involves less that $250,000, then the parties agree to cooperate to use reasonable efforts to select one neutral arbitrator to decide the Dispute, and if the parties cannot select a neutral arbitrator within ten Business Days of receipt of the Dispute Notice, such neutral arbitrator shall be selected pursuant to the rules of the AAA. Subject to any award of damages pursuant to subsection (e) below, each Party shall pay all fees for the arbitrator selected by such Party, and the fees of the neutral arbitrator shall be borne equally by the parties, or, in the event of a single arbitrator the fees for such arbitrator.

            (e) To the maximum extent practicable, the AAA, the arbitrator (or the Arbitration Panel, acting by majority vote, as appropriate) and the parties shall take all reasonable steps to conclude any arbitration proceeding hereunder within 90 days of the later of (i) the filing of the Dispute with the AAA, or
(ii) the selection of the arbitrator or Arbitration Panel, as appropriate. This time may be extended upon written agreement of the parties or upon order of the arbitrator (or Arbitration Panel acting by majority vote, as appropriate). Unless the parties shall agree otherwise, arbitration proceedings commenced by Twinlab hereunder shall be conducted in New York City, New York and arbitration proceedings commenced by Anabolic shall be conducted in Los Angeles, California. Arbitrators shall be empowered to impose sanctions, permit or order depositions and discovery and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure and applicable law. With respect to any Dispute, each Party agrees that all discovery activities shall be expressly limited to matters directly relevant to the Dispute and any arbitrator, Arbitration Panel and the AAA shall be required to fully enforce this requirement. Consistent with the expedited nature of the arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense directly relevant to the issues raised by any claim or counterclaim. The provisions of these arbitration provisions shall survive any termination, amendment or expiration of this Agreement, unless the parties otherwise expressly agree in writing.

            (f) To the extent permitted by applicable law, arbitrators, including any Arbitration Panel, shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, travel expenses, out-of-pocket costs, witness fees, and arbitrators' fees) to the prevailing Party or, if no clear prevailing Party, as the arbitrator (or

Arbitration Panel, if applicable) shall deem just and equitable. The arbitration award shall be in writing, signed by the arbitrator (or a majority of the Arbitration Panel, as appropriate), and shall include a reasoned opinion as to the disposition of each claim. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information acquired by applicable law or as may be required for enforcement of any award.

            (g) Notwithstanding the above, in the event either Party breaches this Agreement, the Parties agree that the non-breaching Party shall be entitled to seek injunctive relief before a court of competent jurisdiction, to prevent any further violation of this Agreement during the final determination of any Dispute.

      10.13 Attorneys' Fees.

            (a) If Anabolic or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Twinlab or any of its Affiliates, successors or assigns, or if Twinlab or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against Anabolic or any of its Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "ACTION"), in addition to any damages and costs which the prevailing Party otherwise would be entitled, the non-prevailing Party shall pay to the prevailing Party a reasonable sum for attorneys' fees and costs (at the prevailing Party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "DECISION") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

      10.14 Relationship of the Parties. Each party shall perform its obligations hereunder as an independent contractor and shall be solely responsible for its own financial obligations. Nothing contained in this Agreement is intended or is to be construed to imply a joint venture, employer and employee, or principal and agent relationship between the Parties. Neither Party has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to an agreement or other undertaking with any third party.

      10.15 Further Assurances. Each Party agrees to promptly execute, acknowledge, and deliver such other and further instruments, writings, and documents as may reasonably be requested in writing by any other Party to carry out this Agreement. Each Party agrees to use all reasonable efforts and to exercise good faith in fulfilling its obligations under this Agreement.

      10.16 Remedies. In the event of a breach of this Agreement by either Party, the aggrieved Party may exercise any legal, equitable, or other rights or remedies to which it is entitled, including, without limitation, the right to obtain injunctive relief or specific performance with respect to the violation of any provision hereof.

                            [Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.


                                    TWIN LABORATORIES INC.
                                    a Utah corporation


                                    By:
                                        ----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------


                                    ANABOLIC CORPORATION,
                                    a California corporation


                                    By:
                                       -----------------------------------------
                                           Steven R. Brown, President

                               INDEX TO SCHEDULES

Schedule A        Products

Schedule B        Purchase Price

                                   SCHEDULE A

                                    PRODUCTS



A.    Bronson Line.

            Bronson
            Insurance Formula
            Pro Complex Formula
            Bronson Formula
            Nutrivision
            Formula 28
            Ok 4 Kids and Design
            Performance Edge
            Herbal Defense Formula
            M.D. Pharmaceutical Vitamins
            Bronson Complete
            Performance Edge




B.    Additional Products.

                                   SCHEDULE B

                                 PURCHASE PRICE